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                                                                    Exhibit 11


                               THE BUCKLE, INC.
                      COMPUTATIONS OF EARNINGS PER SHARE


                                 (Unaudited)

                                              Thirteen Weeks Ended       Thirty-nine Weeks Ended
                                            ------------------------    -------------------------
                                            November 2,  October 28,    November 2,   October 28,
                                               1996         1995           1996          1995
                                            -----------  -----------    -----------   -----------
FINANCIAL STATEMENT COMPUTATIONS:
 Net Income                                   $4,807       $3,544         $8,131        $5,454
                                              ------       ------         ------        ------


NET INCOME PER SHARE:
 Shares used in this computation:
  Weighted average shares outstanding          6,980        6,846          6,943         6,846
  Dilutive effect of stock options               377          184            348           168
                                              ------       ------         ------        ------

  Common and common equivalent shares          7,357        7,030          7,291         7,014
                                              ======       ======         ======        ======

Net income per share                          $ 0.65       $ 0.50         $ 1.12        $ 0.78
                                              ======       ======         ======        ======


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